Exhibit 4.01

AMENDMENT NO. 2 TO RIGHTS AGREEMENT

AMENDMENT NO. 2, dated as of May 2, 2005, to the Rights Agreement, dated as of September 10, 1996 (the “Rights Agreement”), between ViroPharma Incorporated, a Delaware corporation (the “Company”), and StockTrans, Inc. a Delaware corporation, as Rights Agent (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement;

WHEREAS, pursuant to Section 26 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement; and

WHEREAS, all acts and things necessary to make this Amendment No. 2 a valid agreement, enforceable according to its terms, have been done and performed, and the execution and delivery of this Amendment No. 2 by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1. The definition of “Acquiring Person” in Section 1(a), as amended, of the Rights Agreement is hereby amended by replacing the final sentence of the definition with the following sentence:

Notwithstanding the foregoing, Baker/Tisch Investments, L.P.; Baker Bros. Investments, L.P.; Baker Bros. Investments II, L.P.; Baker Biotech Fund I, L.P.; Baker Biotech Fund II, L.P.; Baker Biotech Fund II (Z), L.P.; Baker Biotech Fund III, L.P.; Baker Biotech Fund III (Z), L.P.; and 14159, L.P., joint filers of a Schedule 13G, alone or together with any of their Affiliates or Associates, (collectively referred to herein as “Baker Brothers”) shall not be an Acquiring Person unless and until Baker Brothers is the Beneficial Owner of 20% or more of the Common Shares then outstanding, provided however, that for as long as Baker Brothers continuously maintains “beneficial ownership” (as defined below) of at least 4,683,774 Common Shares (after which this proviso shall expire unless extended by action of the Board of Directors of the Company), then “beneficial ownership” as defined for the purposes of the foregoing clauses and as used with regard to Baker Brothers in this Agreement, shall, notwithstanding the provisions of Section 1(c) and Section 28 of this Rights Agreement, be calculated as if the total aggregate principal amount of the 6% Senior Convertible Secured Notes due October 2009 (“Senior Convertible Notes”) of the Company outstanding on the date of such calculation had been converted into Common Shares pursuant to the terms of the Indenture dated October 19, 2004, between the Company and U.S. Bank National Association, as trustee, relating to the Senior Convertible

Notes; and provided further that Baker Brothers shall not become an “Acquiring Person” as a result of an acquisition of Common Shares or Senior Convertible Notes by the Company which, by reducing the number of Common Shares outstanding, increases the proportionate number of Common Shares beneficially owned by Baker Brothers to 20% or more of the Common Shares then outstanding.

2. Section 11(a)(ii)(B) of the Rights Agreement is amended and restated in its entirety to read as follows:

(B) any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan, alone or together with its Affiliates or Associates), alone or together with its Affiliates and Associates, shall, at any time after the Rights Dividend Declaration Date, become the Beneficial Owner of 20% or more of the Common Shares then outstanding, provided however, that “beneficial ownership” with respect to Baker Brothers shall be calculated as set forth in Section 1 hereof, as amended, unless the event causing the 20% threshold to be crossed is a Section 13 Event, or is an acquisition of Common Shares pursuant to a tender offer or an exchange offer for all outstanding Common Shares at a price and on terms that provide fair value to all stockholders, determined by at least a majority of the members of the Board of directors, after taking into consideration all factors that such members of the Board of Directors deem relevant, including, without limitation, the long-term prospects and value of the Company and the prices and terms that such members of the Board of Directors believe, in good faith, could reasonably be achieved if the Company or its assets were sold on an orderly basis designed to realize maximum value, or

3. Section 11(a)(ii)(C), as amended, is hereby deleted and Section 11(a)(ii)(D) is amended to become a new Section 11(a)(ii)(C).

4. Unless otherwise defined herein, the terms used herein shall have the meanings ascribed to them in the Rights Agreement.

5. This Amendment No. 2 to the Rights Agreement may be executed in any number of counterparts. It shall not be necessary that the signature of or on behalf of each party appears on each counterpart, but it shall be sufficient that the signature of or on behalf of each party appears on one or more counterparts. All counterparts shall collectively constitute a single agreement.

6. Except as expressly set forth herein, this Amendment No. 2 to the Rights Agreement shall not by implication or otherwise alter, modify, amend or in any way effect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be duly executed as of the date first above written.

VIROPHARMA INCORPORATED

Attest:

By:	/s/ Thomas F. Doyle	By:	/s/ Vincent J. Milano
	Thomas F. Doyle		Vincent J. Milano
	Vice President and General Counsel		Vice President and Chief Financial Officer

STOCKTRANS, INC.

Attest:

By:	/s/ Robert Winterle	By:	/s/ Gina Hardin
Name:	Robert Winterle	Name:	Gina Hardin
Title:	Assistant Vice President	Title:	Vice President